Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT: Rachel Ellingson rellingson02@sjm.com 651 756 2295	INVESTOR CONTACT: J.C. Weigelt jweigelt@sjm.com 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2011 Results

ST. PAUL, Minn. – Jan. 25, 2012 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and year ended December 31, 2011.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.407 billion in the fourth quarter of 2011, an increase of 4 percent over the $1.350 billion in the fourth quarter of 2010. Foreign currency translation comparisons increased fourth quarter sales by approximately $18 million. On a currency neutral basis, net sales grew 3 percent over the fourth quarter of 2010.

Net sales in 2011 were $5.612 billion compared to $5.165 billion in 2010, an increase of 9 percent. Foreign currency translation comparisons increased full-year 2011 sales by about $183 million. On a currency neutral basis, net sales grew 5 percent over the prior year.

Commenting on the Company’s results and growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “During the fourth quarter, we grew net adjusted EPS by 15% and continued to expand our investment in medical device innovation. St. Jude Medical is committed to developing medical device technology which helps reduce the cost of medical care at the same time it helps improve patient outcomes. Our FAME II clinical trial for the benefit of patients who suffer from coronary artery disease and our market release of the world’s only quadripolar ICD system for patients who suffer from heart failure demonstrate that we are delivering on this commitment.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $728 million for the fourth quarter of 2011, a 4 percent decrease compared to the fourth quarter of 2010. After adjusting for the impact of foreign currency, total CRM sales decreased 6 percent. Total CRM product sales for the full-year 2011 were $3.034 billion, essentially equal to 2010. On a currency neutral basis, total CRM sales declined 3 percent from the prior year.

Of that total, ICD product sales were $436 million in the fourth quarter, a 5 percent decrease compared to the fourth quarter of 2010. ICD revenue growth decreased 6 percent after adjusting for the impact of foreign currency. ICD product sales for the full-year 2011 were $1.824 billion, flat when compared to 2010. On a constant currency basis, total ICD sales declined 2 percent from the prior year.

Fourth quarter pacemaker sales were $292 million, a 4 percent decrease compared to the fourth quarter of 2010. After adjusting for the impact of foreign currency, pacemaker sales decreased 5 percent. Total pacemaker sales for 2011 were $1.210 billion, approximately equal to pacemaker sales in 2010. On a constant currency basis, total pacemaker sales declined 5 percent from the prior year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $218 million, a 13 percent increase over the fourth quarter of 2010. On a constant currency basis, AF product sales increased 11 percent in the fourth quarter of 2011. For the full-year 2011, AF product sales were $822 million, an increase of 16 percent over the prior year. On a constant currency basis, AF product sales increased 12 percent in 2011.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $121 million in the fourth quarter of 2011, up 12 percent from the comparable quarter of 2010. On a constant currency basis, neuromodulation product sales increased 11 percent in the fourth quarter of 2011. Total neuromodulation product sales for 2011 were $419 million, up 10 percent over the prior year. On a constant currency basis, neuromodulation product sales increased 8 percent in 2011.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $340 million for the fourth quarter of 2011, an 18 percent increase over the fourth quarter of 2010. On a constant currency basis, total cardiovascular product sales increased 16 percent in the fourth quarter of 2011. Total cardiovascular product sales for 2011 were $1.337 billion, up 29 percent over 2010. On a constant currency basis, cardiovascular product sales increased 24 percent in 2011.

Sales of vascular products in the fourth quarter of 2011 were $190 million, an 8 percent increase from the fourth quarter of 2010. Total vascular product sales for 2011 were $740 million, up 10 percent from 2010.

Total structural heart product sales for the fourth quarter of 2011 were $150 million, up 35 percent compared with the fourth quarter of 2010. Total structural heart product sales for 2011 were $597 million, up 64 percent compared to 2010.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the Company recognized after-tax charges of $102 million, or $0.32 per diluted share, related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business, non-cash intangible asset impairment charges and costs associated with continuing efforts to improve our sales and sales support organization. Also during the fourth quarter, the Company recognized a $9 million after-tax contribution, or $0.03 per share, to the St. Jude Medical Foundation.

Including these items, reported net earnings for the fourth quarter of 2011 were $163 million, or $0.51 per share. This compares to reported net earnings for the fourth quarter of 2010 of $206 million or $0.62 per share. For the full-year 2011, reported net earnings were $864 million, or $2.64 per share.

Excluding these items, adjusted net earnings for the fourth quarter of 2011 were $274 million, or $0.86 per diluted share. Adjusted net earnings for the full-year 2011 were $1.074 billion or $3.28 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

First Quarter and Full-Year 2012 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full-year 2012 by product category.

The Company expects its consolidated adjusted net earnings for the first quarter of 2012 to be in the range of $0.82 to $0.84 per diluted share and for full-year 2012 in the range of $3.43 to $3.48. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition-related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2011 earnings call can be heard live today beginning at 7 a.m. CST (also archived for 90 days) on the Investor Relations section of our website sjm.com.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 3, 2012, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email Abbey Nelson, Investor Relations Specialist, at anelson02@sjm.com for more information. The meeting will take place from approximately 8 a.m. to 2 p.m. EST, and the general public can listen to the meeting live on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Fourth Quarter 2011 Sales
Quarter Ended 12/31/11 (dollars in millions)	Sales	Reported % Change vs. 4Q10	Constant Currency % Change vs. 4Q10
Total Sales	$1,407	4%	3%
Total International Sales	$771
Total U.S. Sales	$636
Worldwide Cardiac Rhythm Management	$728	-4%	-6%
International Cardiac Rhythm Management	$377
U.S. Cardiac Rhythm Management	$351
Worldwide ICD	$436	-5%	-6%
International ICD	$199
U.S. ICD	$237
Worldwide Pacemakers	$292	-4%	-5%
International Pacemakers	$178
U.S. Pacemakers	$114
Worldwide Atrial Fibrillation	$218	13%	11%
International Atrial Fibrillation	$134
U.S. Atrial Fibrillation	$84
Worldwide Cardiovascular	$340	18%	16%
International Cardiovascular	$234
U.S. Cardiovascular	$106
Worldwide Neuromodulation	$121	12%	11%
International Neuromodulation	$26
U.S. Neuromodulation	$95

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Year Ended

	December 31, 2011		January 1, 2011		December 31, 2011		January 1, 2011
Net sales	$1,406,874		$1,350,401		$5,611,696		$5,164,771
Cost of sales:
Cost of sales before special charges	373,455		375,945		1,484,716		1,382,235
Special charges	29,276		27,876		47,495		27,876
Total cost of sales	402,731		403,821		1,532,211		1,410,111
Gross profit	1,004,143		946,580		4,079,485		3,754,660

Selling, general & administrative expense	495,903		487,958		2,028,144		1,817,581
Research & development expense	176,677		174,617		705,064		631,086
Purchased in-process R & D charges	0		0		4,400		12,244
Special charges	117,694		16,500		171,239		16,500
Operating profit	213,869		267,505		1,170,638		1,277,249
Other income (expense), net	(24,195)		(16,789)		(95,173)		(68,446)
Earnings before income taxes	189,674		250,716		1,075,465		1,208,803
Income tax expense	26,281		44,272		211,278		301,367
Net earnings	$163,393		$206,444		$864,187		$907,436

Adjusted net earnings (Non-GAAP)	$274,282	(1)	$251,108	(2)	$1,074,296	(3)	$994,757	(4)

Diluted net earnings per share	$0.51		$0.62		$2.64		$2.75
Adjusted diluted net earnings per share (Non-GAAP)	$0.86	(1)	$0.75	(2)	$3.28	(3)	$3.01	(4)

Cash dividends declared per share	$0.21				$0.84

Weighted average shares outstanding- diluted	320,044		334,651		327,094		330,488

(1)	Fourth quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $110,889 or $0.35 per share:
	-	$71,085 charges, or $0.22 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our sales & sales support organization. The associated pre-tax amount of $98,283 was recorded as a Special Charge to Cost of sales ($29,276) and Special charges ($69,007).
	-	$30,429 charges, or $0.10 per share, related to the write-down of certain intangible assets which were determined to be impaired. The associated pre-tax amount of $48,687 was recorded to Special charges.
	-	$9,375 charges, or $0.03 per share, related to contributions to the St. Jude Medical Foundation. The associated pre-tax amount of $15,000 was recorded to SG&A expense.

(2)	Fourth quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $44,664 or $0.13 per share:
	-	$17,423 charges, or $0.05 per share, primarily related to inventory obsolescence charges related to excess ICD inventory. The associated $27,876 pre-tax amount was recorded as a Special charge to Cost of sales.
	-	$26,380 charges, or $0.08 per share, primarily related to closing and other costs associated with the Company's acquisitions of AGA Medical Holdings, Inc. and LightLab Imaging, Inc. The associated pre-tax amount of $32,279 was recorded to Cost of sales ($7,097) and SG&A expense ($25,182).
	-	$15,338 charges, or $0.05 per share, primarily related to charges in connection with the settlement of a U.S. Department of Justice investigation. The associated $16,500 pre-tax amount was recorded to Special charges.
	-	$5,222 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The charge was recorded to Other income (expense).
	-	$19,699 income tax benefit, or $0.06 per share, for the benefit relating to the first nine months of 2010 from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

(3)	Year ended 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $210,109 or $0.64 per share:
	-	$19,250 charges, or $0.06 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $29,442 was recorded to Cost of sales.
	-	$120,936 charges, or $0.37 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our sales & sales support organization. The associated pre-tax amount of $170,047 was recorded as a Special Charge to Cost of sales ($47,495) and Special charges ($122,552).
	-	$30,429 charges, or $0.09 per share, related to the write-down of certain intangible assets which were determined to be impaired. The associated pre-tax amount of $48,687 was recorded to Special charges.
	-	$18,849 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $24,922 was recorded to SG&A expense.
	-	$9,375 charges, or $0.03 per share, related to contributions to the St. Jude Medical Foundation. The associated pre-tax amount of $15,000 was recorded to SG&A expense.
	-	$8,520 charges, or $0.02 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $9,340 was recorded to SG&A expense.
	-	$2,750 Purchased in-process R&D charges, or $0.01 per share, associated with the Company's acquisition of certain pre-development technology assets.

(4)	Year ended 2010 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $87,321 or $0.26 per share:
	-	$17,423 charges, or $0.05 per share, primarily related to inventory obsolescence charges related to excess ICD inventory. The associated $27,876 pre-tax amount was recorded as a Special charge to Cost of sales.
	-	$37,094 charges, or $0.11 per share, primarily related to closing and other costs associated with the Company's acquisitions of AGA Medical Holdings, Inc. and LightLab Imaging, Inc. The associated pre-tax amount of $46,914 was recorded to Cost of sales ($8,797) and SG&A expense ($38,117).
	-	$12,244 Purchased in-process R&D charges, or $0.04 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.
	-	$15,338 charges, or $0.05 per share, primarily related to charges in connection with the settlement of a U.S. Department of Justice investigation. The associated $16,500 pre-tax amount was recorded to Special charges.
	-	$5,222 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The charge was recorded to Other income (expense).

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2011	January 1, 2011
Cash and cash equivalents	$985,807	$500,336
Accounts receivable, net	1,421,153	1,331,210
Inventories	624,476	667,545
Other current assets	402,516	413,057
Property, plant & equipment, net	1,388,409	1,323,931
Goodwill	2,952,937	2,955,602
Other intangible assets, net	856,013	987,060
Other assets	417,268	387,707
Total assets	$9,048,579	$8,566,448

Current debt obligations	$83,397	$79,637
Other current liabilities	985,171	937,613
Long-term debt	2,713,275	2,431,966
Deferred income taxes, net	278,583	310,503
Long-term other liabilities	476,994	435,058
Total equity	4,511,159	4,371,671
Total liabilities & equity	$9,048,579	$8,566,448

2012 Earnings Guidance Reconciliation

	First Quarter 2012		Full Year 2012

Estimated 2012 diluted net earnings per share	$ 0.76 - $ 0.78		$ 3.23 - $ 3.28
Restructuring actions	0.04	(5)	0.12	(5)
Federal R&D tax credit 2012 extension	0.02	(6)	0.08	(6)
Estimated 2012 adjusted diluted net earnings per share (Non-GAAP)	$ 0.82 - $ 0.84		$ 3.43 - $ 3.48

(5)	The Company's above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of estimated after-tax charges expected to be recognized related to the ongoing CRM business restructuring actions.

(6)	The Federal research and development tax credit has not yet been extended for 2012. The Company's above estimated 2012 adjusted diluted net earnings per share (Non-GAAP)